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                                                         SEC FILE NUMBER
                                                           002-95626-D
                                               ---------------------------------
                                                          CUSIP NUMBER
                                                           928400 10 0
                                               ---------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):  [ ] Form 10-K [ ] Form 20-F   [ ] Form 11-K [ ] Form 10-Q
              [X] Form 10-D [ ] Form N-SAR  [ ] Form N-CSR
              For Period Ended:    December 31, 2007
                                   -----------------
              [  ] Transition Report on Form 10-K
              [  ] Transition Report on Form 20-F
              [  ] Transition Report on Form 11-K
              [  ] Transition Report on Form 10-Q
              [  ] Transition Report on Form N-SAR
              For the Transition Period Ended:   Not Applicable
                                                 --------------

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             Read Instructions (on back page) Before Preparing Form.
                             Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
Not Applicable.
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PART I - REGISTRANT INFORMATION

Sionix Corporation
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Full Name of Registrant

Not Applicable.
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Former Name if Applicable

2082 Michelson Drive, Suite 306
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Address of Principal Executive Office (Street and Number)

Irvine, California 92612
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

                  The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
                  N-CSR, or portion thereof, will be filed on or before the
     [X]    (b)   fifteenth calendar day following the prescribed due date; or
                  the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Sionix Corporation (the "Registrant") is filing this Notification of Late Filing on Form 12b-25 with respect to the Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended December 31, 2007, because the Registrant is unable to finalize its financial statements in time to file its Form 10-QSB within the prescribed period without unreasonable effort or expense. The Registrant undertakes the responsibility to file such quarterly report not later than the fifth calendar day following the date on which the Form 10-QSB was originally due.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Richard Papalian        949                  752-7980
         ----------------    -----------         -----------------
              (Name)         (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).              [X] Yes [ ] No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Sionix Corporation
              -----------------------------------------------------
                (Name of Registrant as Specified in its Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2008
                                                  SIONIX CORPORATION

                                            By:   /s/ Richard Papalian
                                                  ------------------------------
                                                       Richard Papalian
                                                       Chief Executive Officer